As filed with the Securities and Exchange Commission on December 21, 2005

                                                    Registration No. 333-_______

--------------------------------------------------------------------------------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          ____________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          ____________________________

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

        DELAWARE                          7389                  22-3720962
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer
incorporation or organization)   Classification Code Number) Identification No.)

                          55 Madison Avenue, Suite 300
                              Morristown, NJ 07960
                                 (973) 290-0080

               (Address, including zip code, and telephone number,
                            including area code, of
                    registrant's principal executive offices)
                   __________________________________________


                                  A. DALE MAYO
                      Chief Executive Officer and President
                      Access Integrated Technologies, Inc.
                          55 Madison Avenue, Suite 300
                              Morristown, NJ 07960
                                 (973) 290-0080

            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                 WITH A COPY TO:

                           JONATHAN K. COOPERMAN, ESQ.
                            Kelley Drye & Warren LLP
                                 101 Park Avenue
                            New York, New York 10178
                                 (212) 808-7800
                                [GRAPHIC OMITTED]

             ____________________________________________________-

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [_]


        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [_]


                   __________________________________________

                         CALCULATION OF REGISTRATION FEE

                                             PROPOSED    PROPOSED
                                             MAXIMUM     MAXIMUM
                                             OFFERING    AGGREGATE   AMOUNT OF
  TITLE OF EACH CLASS OF       AMOUNT TO BE  PRICE PER   OFFERING   REGISTRATION
 SECURITIES TO BE REGISTERED   REGISTERED    SHARE       PRICE (1)    FEE (2)


Class A Common  Stock,
par value $0.001 per share
Preferred  Stock,
par value $0.001 per share (3)

Warrants (4)

Total                                                   $75,000,000    $8,025

     (1) The aggregate principal amount and/or expected offering price of the securities registered hereby will not exceed $75,000,000 in U.S. dollars or the U.S. dollar equivalent in foreign currency or currency units.

     (2) The registration fee has been calculated pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

     (3) There are also being registered hereunder an indeterminate number of shares of Class A common stock as shall be issuable upon conversion or redemption of preferred stock registered hereby.

     (4) The warrants covered by this registration statement may be preferred stock warrants or Class A common stock warrants.

                   __________________________________________



        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.


--------------------------------------------------------------------------------

                             Dated _______ __, 200_


                                   PROSPECTUS

                                   $75,000,000

                              Class A Common Stock
                                 Preferred Stock
                                    Warrants

We may offer from time to time

     o    shares of Class A common stock;
     o    shares of preferred stock in one or more series;
     o    warrants to purchase preferred stock or Class A common stock; or
     o    any combination of preferred stock, Class A common stock or warrants,

at an aggregate offering price not to exceed $75,000,000.

The number, amount, prices, and specific terms of the securities, and the net proceeds to Access Integrated Technologies, Inc., will be determined at or before the time of sale and will be set forth in an accompanying prospectus supplement.

The net proceeds to us from the sale of securities will be the offering price or the purchase price of those securities less any applicable commission or discount, and less any other expenses we incur in connection with the issuance and distribution of those securities.

If any agents or any underwriters are involved in the sale of the foregoing securities, their names and any applicable commission or discount will be set forth in the accompanying prospectus supplement.

This prospectus may not be used for the sale of any securities unless it is accompanied by a prospectus supplement. The accompanying prospectus supplement may modify or supersede any statement in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

We may sell the securities or we may distribute them through underwriters or dealers.

The shares of our Class A common stock are listed for trading on the American Stock Exchange under the symbol "AIX". On December 19, 2005, the last reported sale price of our Class A common stock on the American Stock Exchange was $11.10 per share.

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF FACTORS THAT YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
















                               _______ ____, 200_

                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the "SEC" or the "Commission") utilizing a shelf registration process. Under this shelf registration process, we may, from time to time, offer and sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $75,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of the securities being offered. A prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities or to us. The prospectus supplement may also add, update or change information contained in this prospectus. If there is an inconsistency between this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement.


     It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in our securities. You should also read and consider the information contained in the documents that we have incorporated by reference as described in "Where You Can Find More Information" and "Incorporation of Certain Documents By Reference" in this prospectus.


     You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are required to file periodic reports, proxy statements and other information relating to our business, financial and other matters with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"). Our filings are available to the public over the Internet at the SEC's web site at HTTP://WWW.SEC.GOV. You may also read and copy any document we file with the SEC at, and obtain a copy of any such document by mail from, the SEC's public reference room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed charges. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and its charges.

     We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to our securities described in this prospectus. References to the "REGISTRATION STATEMENT" or the "REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS IS A PART" mean the original registration statement and all amendments, including all schedules and exhibits. This prospectus does not, and any prospectus supplement will not, contain all of the information in the registration statement because we have omitted parts of the registration statement in accordance with the rules of the SEC. Please refer to the registration statement for any information in the registration statement that is not contained in this prospectus or a prospectus supplement. The registration statement is available to the public over the Internet at the SEC's web site described above and can be read and copied at the location described above.

     Each statement made in this prospectus or any prospectus supplement concerning a document filed as an exhibit to the registration statement is qualified in its entirety by reference to that exhibit for a complete description of its provisions.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "INCORPORATE BY REFERENCE" in this prospectus the information contained in other documents filed separately with the SEC. This means that we can disclose important information to you by referring you to other documents filed with the SEC that contain such information. The information incorporated by reference is an important part of this prospectus and prospectus supplement. Information disclosed in documents that we file later with the SEC will automatically add to, update and change information previously disclosed. If there is additional information in a later filed document or a conflict or inconsistency between information in this prospectus or a prospectus supplement and information incorporated by reference from a later filed document, you should rely on the information in the later dated document.

     We incorporate by reference the documents listed below (and the documents incorporated by reference therein) that we have previously filed, and any documents that we may file in the future, with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offerings contemplated by this prospectus are completed:

     o our annual report on Form 10-KSB for the fiscal year ended March 31, 2005, filed with the SEC on June 29, 2005;
     o our quarterly report on Form 10-QSB for the period ended June 30, 2005, filed with the SEC on August 15, 2005;
     o our quarterly report on Form 10-QSB/A for the period ended June 30, 2005, filed with the SEC on August 19, 2005;
     o our quarterly report on Form 10-QSB for the period ended September 30, 2005, filed with the SEC on November 14, 2005;
     o our current report on Form 8-K, dated April 29, 2005, filed with the SEC on April 29, 2005;
     o our current report on Form 8-K, dated June 14, 2005, filed with the SEC on June 14, 2005;
     o our current report on Form 8-K, dated June 24, 2005, filed with the SEC on June 24, 2005;
     o our current report on Form 8-K, dated July 22, 2005, filed with the SEC on July 22, 2005;
     o our current report on Form 8-K/A, dated July 22, 2005, filed with the SEC on July 22, 2005;
     o our current report on Form 8-K, dated August 31, 2005, filed with the SEC on August 31, 2005;
     o our current report on Form 8-K, dated September 1, 2005, filed with the SEC on September 1, 2005;
     o our current report on Form 8-K, dated September 16, 2005, filed with the SEC on September 16, 2005;
     o our current report on Form 8-K, dated October 6, 2005, filed with the SEC on October 6, 2005;
     o our current report on Form 8-K, dated October 18, 2005, filed with the SEC on October 18, 2005;
     o our current report on Form 8-K, dated October 28, 2005, filed with the SEC on October 28, 2005;
     o the description of our Class A common stock contained in our registration statement on Form 8-A (File No. 001-31810), filed with the SEC under Section 12 of the Exchange Act on September 24, 2003;
     o our definitive proxy statement on Schedule 14A, dated July 29, 2005, filed with the SEC on July 29, 2005;
     o our definitive information statement on Schedule 14C, dated October 6, 2005, filed with the SEC on October 6, 2005.

     Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

     You may obtain a copy of these filings, excluding exhibits (but including exhibits that are specifically incorporated by reference in any such filing), free of charge, by oral or written request directed to: Access Integrated
Technologies,  Inc.,  55  Madison  Avenue,  Suite  300,  Morristown,  NJ  07960,
Attention: General Counsel, Telephone (973) 290-0080.

                           FORWARD-LOOKING STATEMENTS

     Various statements contained in this prospectus or incorporated by reference into this prospectus constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "believe," "expect," "may," "will," "should," "seek," "plan," "intend" or "anticipate" or the negative thereof or comparable terminology, or by discussion of strategy. Forward-looking statements represent as of the date of this prospectus our judgment relating to, among other things, future results of operations, growth plans, sales, capital requirements and general industry and business conditions applicable to us. Such forward-looking statements are based largely on our current expectations and are inherently subject to risks and uncertainties. Our actual results could differ materially from those that are anticipated or projected as a result of certain risks and uncertainties, including, but not limited to, a number of factors, such as:

          o successful execution of our business strategy, particularly for new endeavors;

          o    the performance of our targeted markets;

          o    competitive product and pricing pressures;

          o    changes in business relationships with our major customers;

          o    successful integration of acquired businesses;

          o    economic and market conditions;

          o the effect of our indebtedness on our financial condition and financial flexibility, including, but not limited to, the ability to obtain necessary financing for our business; and

          o the other risks and uncertainties that are described under "Risk Factors" and elsewhere in this prospectus and from time to time in our filings with the SEC.

     Except as otherwise required to be disclosed in periodic reports required to be filed by public companies with the SEC pursuant to the SEC's rules, we have no duty to update these statements, and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, we cannot assure you that the forward-looking information contained in this prospectus will in fact transpire.

                               PROSPECTUS SUMMARY


THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS, ANY PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE. IT DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE MAKING A DECISION TO INVEST IN OUR SECURITIES. YOU SHOULD READ CAREFULLY THE ENTIRE PROSPECTUS, ANY APPLICABLE PROSPECTUS SUPPLEMENT AND THE DOCUMENTS INCORPORATED BY REFERENCE, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT.

In this prospectus, "AccessIT", "we," "us," "our" and the "Company" refer to Access Integrated Technologies, Inc. and its subsidiaries unless the context otherwise requires.

                                  OUR BUSINESS

OVERVIEW

AccessIT was organized on March 31, 2000. We are a leading provider of fully managed storage, electronic delivery and software services and technology solutions for owners and distributors of digital content to movie theaters and other venues. To date, we have generated revenues from two primary businesses, Media Services and Internet Data Center ("IDC" or "data center") services. Our Media Services business provides software, services and technology solutions to the television and motion picture industries, primarily to facilitate the transition from analog (film) to digital cinema. Our nine leased IDCs provide corporate customers with secure and fail-safe off-site locations to house their computer and telecommunications equipment, as well as related services such as equipment monitoring and back-up and protection of customers' data. These existing businesses have positioned us at what we believe to be the forefront of an emerging industry opportunity relating to the delivery and management of digital cinema and other content to entertainment and other remote venues worldwide. This is currently our primary strategic focus.

OUR INDUSTRY

Currently, major motion pictures released for exhibition in theaters are provided by means of 35mm film reel tape that is delivered physically to each location. According to the Motion Picture Association of America (the "MPAA"), the members of which include Walt Disney Pictures, Twentieth Century Fox, Metro-Goldwyn-Mayer, Paramount Pictures, Sony Pictures Entertainment, Universal Studios and Warner Bros. Entertainment, in 2004, members of the MPAA released 200 feature films and studios which are not members of MPAA released 283 films. The cost of each film released includes printing each movie, replicating one or more prints of each movie for each theater that will show such movie and delivering to each theater such prints of the movie.

We believe that in the future movies will be provided to theaters in digital format. We expect this change will provide industry participants with significant benefits, including substantially reducing the cost of distribution and enhancing theaters' flexibility in scheduling and displaying films across auditoriums. In addition, we believe digital cinema will offer audiences a consistently higher quality audiovisual experience than film, further distinguishing the theatrical experience from the increasingly competitive in-home entertainment experience provided by low-cost home theater equipment, customized viewing functionality from cable and satellite providers and devices such as personal video recorders, as well as other media such as the Internet and video games. More broadly, we believe that digital distribution will provide a wide array of new applications for exhibiting various forms of content at remote venues.

However, this anticipated change in format will require retrofitting theaters with new exhibition equipment and technology infrastructure in order to store, manage and display digital content. At the end of 2004, the Motion Picture Association of America estimated that there were 6,012 domestic movie theaters comprising 36,594 screens. To date, industry participants have been reluctant to incur the significant capital costs necessary to upgrade the exhibition infrastructure. Another impediment to the growth of digital cinema has been the industry's desire to establish technical standards for quality, performance, architecture and security. However, on July 27, 2005, Digital Cinema Initiatives ("DCI"), a consortium of major film studios (Disney, Fox, Paramount, Sony, Universal and Warner Bros.), issued its final technical specifications for digital theatrical systems, paving the way for DCI-compliant digital cinema solutions to be commercially launched.

In our pursuit of serving as a leading provider of electronic delivery and managed storage solutions for digital content, on June 21, 2005, we, along with Christie Digital Systems USA, Inc., jointly announced an agreement to establish what we believe to be the industry's first practical funding plan to advance the transition to digital cinema. We formed a subsidiary, Christie/AIX, to serve as the funding vehicle and administrator under our Digital System Supply Agreement with Christie, pursuant to which it will purchase from Christie up to 4,000 digital cinema projection systems. Each system is comprised of a digital cinema projector, a central server for each theatre site to manage content scheduling across auditoriums and media players at each screen from which the encrypted movie files will be played out through the attached projectors.

We anticipate that AccessIT may use proceeds from this offering, funds in our possession or funds from third-party financing sources to provide the capital for Christie/AIX to purchase the digital cinema projection systems from Christie. It is anticipated that exhibitors will incur no capital costs to receive the equipment but will pay Christie for installation and enter into service and maintenance agreements with Christie, as well as enter into various software licenses and content delivery service contracts with us. The cost of the digital projection systems will be supported through virtual print fees ("VPFs") which the studios will pay to Christie/AIX over the next ten years in lieu of the film print costs they currently incur themselves.

To date, Christie/AIX has ordered 200 digital projection systems from Christie and we intend to have the first 150 installed in theaters by December 31, 2005. We currently have system-wide agreements with two theater circuits and we continue to seek additional participation from other regional and national exhibitors. Additionally, on December 16, 2005, Christie/AIX entered into an agreement with Carmike Cinemas, Inc. ("Carmike") pursuant to which Christie/AIX will install up to 2,300 digital cinema projection systems in the Carmike's theaters. Installation is expected to begin in January 2006 and be completed by October 31, 2007.

In order to provide for the availability of digital film product, since September 2005 we have entered into non-exclusive agreements with five prominent Hollywood movie studios, including Disney, DreamWorks, Fox, Sony and Universal, pursuant to which they will supply their feature films in digital format for exhibition on Christie/AIX's DCI-compliant digital projection systems and pay VPFs to Christie/AIX for the next ten years. We are continuing to seek additional studio and other content distribution and exhibitor partners.

SEGMENTS

We have two reportable segments:

MEDIA SERVICES, which represents the operations of
--------------

     o Access Digital Media, Inc. ("AccessDM") (including Boeing Digital (as defined below)), our wholly-owned subsidiary,

     o ADM Cinema Corporation ("ADM Cinema"), doing business as the Pavilion Theatre, our wholly-owned subsidiary

     o FiberSat Global Services, Inc., doing business as AccessIT Satellite ("AccessIT Satellite"), our wholly-owned subsidiary,

     o Christie/AIX, Inc. ("Christie/AIX"), a wholly-owned subsidiary of AccessDM and

     o    Hollywood   Software,   Inc.,  doing  business  as  AccessIT  Software
          ("AccessIT SW"), our wholly-owned subsidiary; and

DATA CENTER SERVICES, which are comprised of
--------------------

     o    IDCs, including redundant sites in Los Angeles and New York City and

     o Managed Service Offerings, comprised of managed storage and network systems management services by AccessIT and Core Technology Services, Inc. ("Managed Services"), our wholly-owned subsidiary.

OUR DEVELOPMENT

In February 2003, we organized AccessDM, which in May 2004 became our wholly-owned subsidiary. AccessDM has developed proprietary software, Digital Express e-Courier, capable of worldwide delivery of digital data -- including movies, advertisements and alternative content such as concerts, seminars and sporting events -- to movie theaters and other venues having digital projection equipment. In April 2005, AccessDM completed the development of in-theatre management software for use by digitally-equipped movie theaters, called the Theatre Command Center.

In November 2003, we acquired all of the capital stock of AccessIT SW, a leading provider of proprietary transactional support software and consulting services for distributors and exhibitors of filmed entertainment in the United States and Canada. Its licensed software records and manages information relating to the planning, scheduling, revenue sharing, cash flow and reporting associated with the distribution and exhibition of theatrical films. In addition, AccessIT SW's software complements, and is integrated with, AccessDM's digital content delivery software by enabling AccessIT SW's customers to seamlessly plan and schedule delivery of digital content to entertainment venues as well as to manage the related financial transactions.

In an effort to increase the competitive advantage of our IDCs, on January 9, 2004, we acquired Managed Services, a managed service provider of information technologies. As an information technology outsourcing organization, Managed Services manages clients' networks and systems in over 35 countries in Europe, Asia, North and South America and more than 20 states in the United States. Managed Services operates a 24x7 Global Network Command Center ("GNCC"), capable of running the networks and systems of large corporate clients. The four largest customers of Managed Services accounted for approximately 63% of its revenues for the year ended March 31, 2005. The managed services capabilities of Managed Services have been integrated with our IDCs and now operate under the name of AccessIT Managed Services.

In March 2004, we acquired certain assets of Boeing Digital Cinema ("Boeing Digital"), a division of The Boeing Company ("Boeing"). These assets were purchased to further our strategy of becoming a leader in the delivery of movies and other digital content to movie theaters. The acquired assets consist of digital projectors, satellite dishes and other equipment installed at 28 screens in 21 theaters in the United States and equipment stored at other locations, and satellite transmission equipment located in Los Angeles, California. Since the acquisition, we have used the stored equipment (and added new equipment) in an additional 3 screens within 2 theaters in the United States. We anticipate replacing most of the Boeing Digital equipment over the next several months with new equipment acquired in connection with Christie/AIX's digital cinema rollout plan.

Also in March 2004, we refinanced approximately $4.2 million aggregate principal amount (plus accrued and unpaid interest) of our promissory notes pursuant to an exchange offer. In exchange for these promissory notes, we issued 707,477 unregistered shares of our Class A common stock and $1.7 million aggregate principal amount of new convertible notes which, as of March 31, 2005, were convertible into a maximum of 312,425 shares of our Class A common stock. In September 2005, in accordance with certain automatic conversion provisions of these convertible notes, all of the notes were converted into 307,871 shares of our Class A common stock, of which 67,713 shares remain unregistered.

In May 2004, we entered into an agreement with a holder of 750,000 shares of AccessDM's common stock, to exchange all of the holder's shares for 31,300 unregistered shares of AccessIT's Class A common stock. As a result of the transaction, which was consummated on May 26, 2004, AccessIT now holds 100% of AccessDM's common stock.

In June 2004, we consummated a $4.8 million private placement of 1,217,500 unregistered shares of our Class A common stock with institutional and other accredited investors. Pursuant to the private placement, we also issued to the investors and the placement agent warrants to purchase up to 243,500 and 60,875 shares of our Class A common stock, respectively, at an exercise price of $4.80 per share, exercisable upon receipt. We registered the resale of all of the
1,217,500 shares and the 304,375 shares underlying the warrants on a registration statement on Form SB-2 with the SEC on July 2, 2004, which was declared effective by the SEC on July 20, 2004. Pursuant to the warrant, upon the occurrence of certain events, the warrants became redeemable by the Company. As of December 19, 2005, all of these warrants have been exercised for an aggregate of $1.5 million.

In November 2004, we consummated a $1.1 million private placement of 282,776 unregistered shares of our Class A common stock at $3.89 per share with certain accredited investors (the "November 2004 PIPE"). The net proceeds of approximately $1.0 million from this private placement were used for the FiberSat Acquisition and for working capital. These shares carried piggyback and demand registration rights, at the sole expense of the investors. The investors exercised their piggyback registration rights and we registered the resale of all of the 282,776 shares on a registration statement on Form S-3, which was declared effective by the SEC on March 21, 2005.

Also in November 2004, we acquired substantially all of the assets of FiberSat Global Services, LLC ("FiberSat") through AccessIT Satellite, our wholly-owned subsidiary (the "FiberSat Acquisition"). AccessIT Satellite, headquartered in Chatsworth, California, provides services utilizing satellite ground facilities and fiber-optic connectivity to receive, process, store, encrypt and transmit television and data signals globally. AccessIT Satellite's Chatsworth facility currently houses the infrastructure operations of our digital cinema satellite delivery services. By completing the FiberSat Acquisition, we gained extensive satellite distribution and networking capabilities provided by AccessIT Satellite's fully operational data storage and uplink facility located in Los Angeles, California. AccessIT Satellite has the ability to provide broadband video, data and Internet transmission and encryption services for the broadcast and cable television and communications industries.

In February 2005, we consummated a private placement of $7.6 million, 4-year convertible debentures (the "Convertible Debentures"). The Convertible Debentures bore interest at the rate of 7% per year and were convertible into shares of our Class A common stock at the price of $4.07 per share, subject to possible adjustment from time to time. In connection with the Convertible Debenture offering, we issued the participating institutional investors warrants (the "Convertible Debentures Warrants") exercisable for up to 560,196 shares of Class A common stock at an initial exercise price of $4.44 per share, subject to adjustment from time to time. We registered the resale of all of the shares underlying the Convertible Debentures and the Convertible Debentures Warrants on a registration statement on Form S-3, which was declared effective by the SEC on

March 21, 2005. As described below, all of the Convertible Debentures were converted and all of the Convertible Debentures Warrants were exercised by the holders on September 6, 2005.

Also in February 2005, through ADM Cinema, our wholly-owned subsidiary, we consummated the acquisition of substantially all of the assets of the Pavilion Movie Theatre located in the Park Slope section of Brooklyn, New York (the "Pavilion Theatre") from Pritchard Square Cinema, LLC. The Pavilion Theatre is a nine-screen movie theatre and is a component of our Media Services segment. Continuing to operate as a fully functional multiplex, the Pavilion Theatre has become our showcase to demonstrate our integrated digital cinema solutions to the movie entertainment industry.

In June 2005, we formed Christie/AIX. On June 15, 2005 the Company entered into a digital cinema framework agreement, as amended on August 31, 2005 and September 30, 2005 (the "Framework Agreement") with Christie/AIX, Christie Digital Systems USA, Inc. ("Christie") and AccessDM. The Framework Agreement provides that Christie/AIX will, among other things, (1) seek to raise financing to purchase 200 of Christie's digital cinema projection systems (the "Systems") at agreed-upon prices; (2) seek additional debt and/or equity financing to purchase an additional 2,300 Systems at agreed-upon prices; and (3) agree that the total number of Systems which may be ordered is 4,000 Systems. To date, Christie/AIX has ordered 200 Systems from Christie.

In connection with facilitating the deployment of the Systems, the Company has entered into digital cinema deployment agreements with certain motion picture distributors for distribution of movie releases to theaters equipped with the Systems. The Company has also entered into master license agreements with motion picture exhibitors for the placement of digital cinema equipment in movie theaters.

In connection with the execution of the Framework Agreement, the Company engaged a third party to assist in raising funds to purchase the equipment associated with the Framework Agreement, and for general corporate purposes. On July 19, 2005 the Company sold to certain institutional and other accredited investors in a private placement (the "July 2005 Private Placement") a total of 1,909,115 shares of Class A common stock at $9.50 per share and warrants (the "July 2005 Private Placement Warrants") to purchase up to 477,275 shares of the Company's Class A common stock at an exercise price of $11.00 per share. The gross proceeds from the July 2005 Private Placement were $18.1 million, prior to the placement agent's fee and various other expenses. The Company intends to use the net proceeds of the July 2005 Private Placement primarily for funding of the capital investments in the first digital cinema systems contemplated in the Company's 2,500-screen Christie/AIX digital cinema deployment plan announced on June 21, 2005 and for working capital and general corporate purposes. In August 2005, the Company ordered the first 100 Systems from Christie. Since that time, Christie/AIX has ordered an additional 100 Systems from Christie.

The July 2005 Private Placement Warrants become exercisable on February 18, 2006, expire on February 18, 2011 and are callable by the Company, subject to certain conditions, after the later of (i) the date which is seven months after the date of issuance of the Warrants and (ii) the date on which the registration statement below was declared effective; provided that the trading price of the Company's Class A common stock is 200% of the applicable exercise price for 20 consecutive trading days. We registered the resale of all of the shares and all of the shares underlying the July 2005 Private Placement Warrants on a registration statement on Form S-3 which was declared effective by the SEC on August 31, 2005.

On August 29, 2005, we entered into a letter agreement (the "Letter Agreement") with the holders of our Convertible Debentures and Convertible Debentures
Warrants  pursuant  to  which  the  holders  agreed  to  convert  all  of  their
Convertible Debentures and exercise all of their Convertible Debentures Warrants. The Convertible Debentures were converted and the Convertible Debentures Warrants were exercised in full on September 6, 2005 and the Company realized net proceeds of approximately $2.48 million as a result of the exercise of the Convertible Debentures Warrants. In consideration for the holders agreeing to convert the Convertible Debentures and exercise the Convertible Debentures Warrants, we issued to the holders an aggregate of 71,359 shares of Class A common stock and warrants to purchase an aggregate of 760,196 shares of Class A common stock (the "New Warrants") at an exercise price of $11.39 per share, subject to adjustment. The New Warrants are exercisable at any time, and from time to time, on or prior to August 29, 2010. We registered the resale of all the 71,359 shares and the 760,196 shares underlying the New Warrants on a registration statement on Form S-3 which was declared effective December 2, 2005.

During the fiscal year ended March 31, 2005, we received 62% of our revenue from the Data Center Services segment and 38% of our revenue from the Media Services segment. During the fiscal year ended March 31, 2004, we received 81% of our revenue from the Data Center Services segment and 19% of our revenue from the Media Services segment. During the six month period ended September 30, 2005, we received 42% of our revenue from the Data Center Services segment and 58% of our revenue from the Media Services segment. During the six month period ended September 30, 2004, we received 73% of our revenue from the Data Center Services segment and 27% of our revenue from the Media Services segment. For the fiscal year ended March 31, 2005, KMC Telecom, an IDC customer, accounted for approximately 18% of our revenues. For the six months ended September 30, 2005, KMC accounted for approximately 11% of our revenues. Our contract with KMC Telecom expires on December 31, 2005. We have received an indication from KMC Telecom that they will not renew the contract for the sites that they are currently licensing under the contract. Total monthly revenue from KMC is approximately $150,000. No other single customer accounted for greater than 10% of revenues during the fiscal year ended March 31, 2005. Additionally we have two other large data center customer contracts which are expiring before July 1, 2006, which currently provide approximately $108,000 of total monthly revenue. We have not yet received an indication as to whether these contracts will be renewed.

OUR PRINCIPAL EXECUTIVE OFFICES

Our principal executive offices are located at 55 Madison Avenue, Suite 300, Morristown, NJ 07960, and our telephone number at such offices is (973) 290-0080. Our e-mail address is investor@accessitx.com and our web site address is www.accessitx.com. Information accessed on or through our web site does not constitute a part of this prospectus.

                                  THE OFFERING

Class A Common Stock..............To be set forth in a prospectus supplement.
Preferred Stock...................To be set forth in a prospectus supplement.
Warrants..........................To be set forth in a prospectus supplement.
Total.............................$75,000,000






Use of proceeds................... We expect to use the  net  proceeds  from the sale of our securities for the purchase, installation and maintenance of digital cinema projection systems by Christie/AIX, Inc. ("Christie/AIX"), our majority-owned subsidiary, and for general working capital and corporate purposes, as further specified in the accompanying prospectus supplement.


American Stock Exchange symbol.....AIX


This prospectus contains our trademarks, tradenames and servicemarks and also contains certain trademarks, tradenames and servicemarks of other parties.


                                -----------------

                                  RISK FACTORS


AN INVESTMENT IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK AND UNCERTAINTY. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND IN ANY PROSPECTUS SUPPLEMENT BEFORE DECIDING TO INVEST IN OUR SECURITIES. THE RISKS DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. ADDITIONAL RISKS NOT PRESENTLY KNOWN TO US OR THAT WE PRESENTLY CONSIDER IMMATERIAL MAY ALSO ADVERSELY AFFECT OUR COMPANY. IF ANY OF THE FOLLOWING RISKS OCCUR, OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS COULD BE MATERIALLY ADVERSELY AFFECTED. IN THAT CASE, THE TRADING PRICE OF OUR SECURITIES COULD DECLINE, AND YOU COULD LOSE ALL OR PART OR YOUR INVESTMENT. IN ASSESSING THESE RISKS, YOU SHOULD ALSO REFER TO THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO OF OUR COMPANY INCLUDED ELSEWHERE IN THIS PROSPECTUS.

                         RISKS RELATING TO OUR BUSINESS

AN INABILITY TO OBTAIN NECESSARY FINANCING MAY HAVE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL POSITION, OPERATIONS AND PROSPECTS IF UNANTICIPATED CAPITAL NEEDS ARISE.

Our capital requirements may vary significantly from what we currently project and be affected by unforeseen delays and expenses. We may experience problems, delays, expenses and difficulties frequently encountered by similarly-situated companies, as well as difficulties as a result of changes in economic, regulatory or competitive conditions. If we encounter any of these problems or difficulties or have underestimated our operating losses or capital requirements, we may require significantly more financing than we currently anticipate. We cannot assure you that we will be able to obtain any required additional financing on terms acceptable to us, if at all. We will be restricted in the type and amount of additional indebtedness that we may incur as a result of our acquisition of AccessIT SW. In connection with the acquisition of AccessIT SW, we issued secured promissory notes to the sellers that will be senior to all indebtedness during the term of those notes other than any debt provided by a bank or institutional lender, which is less than $1.0 million in aggregate principal amount, unsecured or secured by the assets of AccessIT SW and its subsidiaries. An inability to obtain necessary financing could have a material adverse effect on our financial position, operations and prospects. In connection with the Framework Agreement, we have agreed, through Christie/AIX, to seek to raise financing for purchases of digital cinema projection systems. If we are unable to raise such funds, we may not be able to fulfill our obligations under the Framework Agreement.

WE HAVE LIMITED EXPERIENCE IN OUR NEWER BUSINESS OPERATIONS, WHICH MAY NEGATIVELY AFFECT OUR ABILITY TO GENERATE SUFFICIENT REVENUES TO ACHIEVE PROFITABILITY.

We were incorporated on March 31, 2000. Our first IDC became operational in December 2000. In addition to our data center operations, we have expanded into the following new business areas: (a) providing back office transactional software for distributors and exhibitors of filmed and digital entertainment through our wholly-owned subsidiary, AccessIT SW; (b) providing software and systems for the delivery of digital entertainment, such as movies, to movie theater and other venues through our wholly-owned subsidiary, AccessDM; (c) providing information technologies, secure system monitoring of telecommunications and data network outsourcing through our wholly-owned subsidiary, Managed Services; (d) providing satellite delivery services through our wholly-owned subsidiary AccessIT Satellite; (e) operating of a movie theater, through our wholly-owned subsidiary ADM Cinema; (f) through the operation of Christie/AIX, placing digital cinema projection systems into movie theaters; and (g) collecting virtual print fees in connection therewith.
Although we have retained the senior management of AccessIT SW, Managed Services, and AccessIT Satellite, and have hired other experienced personnel, we have little experience in these new areas of business and cannot assure you that we will be able to develop and market the services provided thereby. None of these new businesses is directly related to our data center operations and we cannot assure you that any of them will complement our data center operations, or vice versa. We also cannot assure you that we will be able to successfully operate these businesses. Our efforts to expand into these five new business areas may prove costly and time-consuming and may divert a considerable amount of resources from our data center operations.

Our lack of operating experience in the digital cinema industry and providing transactional software for movie distributors and exhibitors could result in:

          o    increased operating and capital costs;

          o    an inability to effect a viable growth strategy;

          o    service interruptions for our customers; and

          o    an inability to attract and retain customers.

We may not be able to generate sufficient revenues to achieve profitability through the operation of our data centers, our digital cinema business or our movie distribution software business. We cannot assure you that we will be successful in marketing and operating these new businesses or, even if we are successful in doing so, that we will not experience additional losses.

WE FACE THE RISKS OF AN EARLY-STAGE COMPANY IN A NEW AND RAPIDLY EVOLVING MARKET AND MAY NOT BE ABLE SUCCESSFULLY TO ADDRESS SUCH RISKS AND EVER BE SUCCESSFUL OR PROFITABLE.

We have encountered and will continue to encounter the challenges, uncertainties and difficulties frequently experienced by early-stage companies in new and rapidly evolving markets, including:

          o    lack of operating experience;

          o    net losses;

          o    lack of sufficient customers;

          o    insufficient revenues and cash flow to be self-sustaining;

          o    necessary capital expenditures;

          o    an unproven business model;

          o    a changing business focus; and

          o    difficulties in managing potentially rapid growth.


This is particularly the case with respect to our newly acquired businesses. We cannot assure you that we will ever be successful or profitable.

BECAUSE THE USE OF ACCESSDM'S SERVICES LARGELY DEPENDS ON THE EXPANDED USE OF DIGITAL PRESENTATIONS REQUIRING ELECTRONIC DELIVERY, IF SUCH EXPANDED USE DOES NOT OCCUR, NO VIABLE MARKET FOR ACCESSDM'S SERVICES MAY DEVELOP.

Even if we are among the first to develop software and systems for the delivery of digital content to movie theaters and other venues, the demand for them will largely depend on a concurrent expansion of digital presentations at theaters, which may not occur for several years. There can be no assurance, however, that major movie studios that currently rely on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theaters. If the development of digital presentations and changes in the way digital files are delivered does not occur, there may be no viable market for AccessDM's delivery systems and software.

IF WE DO NOT RESPOND TO FUTURE ADVANCES IN TECHNOLOGY AND CHANGES IN CUSTOMER DEMANDS, OUR FINANCIAL POSITION, PROSPECTS AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

The demand for our digital cinema business, movie distribution software and data centers will be affected, in large part, by future advances in technology and changes in customer demands. Our success will also depend on our ability to address the increasingly sophisticated and varied needs of our existing and prospective customers.

We cannot assure you that there will be a demand for the digital cinema software and delivery services provided by AccessDM. AccessDM's profitability depends largely upon the general expansion of digital presentations at theaters, which may not occur for several years. There can be no assurance that major movie studios relying on traditional distribution networks to provide physical delivery of digital files will adopt a different method, particularly electronic delivery, of distributing digital content to movie theaters. If the development of digital presentations and changes in the way digital files are delivered does not occur, there may be no viable market for AccessDM's software and systems.

WE EXPECT COMPETITION TO BE INTENSE: IF WE ARE UNABLE TO COMPETE SUCCESSFULLY, OUR BUSINESS AND RESULTS OF OPERATIONS WILL BE SERIOUSLY HARMED.

The markets for the IDC facilities and managed services business, the digital cinema business and the movie distribution software business, although relatively new, are competitive, evolving and subject to rapid technological and other changes. We expect the intensity of competition in each of these areas to increase in the future. Companies willing to expend the necessary capital to create facilities and/or software similar to ours may compete with our business. Increased competition may result in reduced revenues and/or margins and loss of market share, any of which could seriously harm our business. In order to compete effectively in each of these fields, we must differentiate ourselves from competitors.

Many of our current and potential competitors have longer operating histories and greater financial, technical, marketing and other resources than us, which may permit them to adopt aggressive pricing policies. As a result, we may suffer from pricing pressures that could adversely affect our ability to generate revenues and our results of operations. Many of our competitors also have significantly greater name and brand recognition and a larger customer base than us. We may not be able to compete successfully with our competitors. If we are unable to compete successfully, our business and results of operations will be seriously harmed.

OUR  PLAN  TO  ACQUIRE  ADDITIONAL  BUSINESSES  INVOLVES  RISKS,  INCLUDING  OUR
INABILITY   SUCCESSFULLY   TO  COMPLETE  AN   ACQUISITION,   OUR  ASSUMPTION  OF
LIABILITIES, DILUTION OF YOUR INVESTMENT AND SIGNIFICANT COSTS.

We intend to make further acquisitions of similar or complementary businesses or assets, although there are no acquisitions identified by us as probable at this time. Even if we identify appropriate acquisition candidates, we may be unable to negotiate successfully the terms of the acquisitions, finance them, integrate the acquired business into our then existing business and/or attract and retain customers. Completing an acquisition and integrating an acquired business, including our recently acquired businesses, may require a significant diversion of management time and resources and involves assuming new liabilities. Any acquisition also involves the risks that the assets acquired may prove less valuable than expected and/or that we may assume unknown or unexpected liabilities, costs and problems. If we make one or more significant acquisitions in which the consideration consists of our capital stock, your equity interest in our company could be diluted, perhaps significantly. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, or obtain additional financing to consummate them.

OUR RECENT ACQUISITIONS INVOLVE RISKS, INCLUDING OUR INABILITY TO INTEGRATE SUCCESSFULLY THE NEW BUSINESSES AND OUR ASSUMPTION OF CERTAIN LIABILITIES.

We have made several meaningful acquisitions to expand into new business areas. However, we may experience costs and hardships in integrating the new acquisitions into our current business structure. On November 3, 2003, we acquired AccessIT SW and on January 9, 2004, we acquired Managed Services. On March 29, 2004, we acquired assets used in the operations of Boeing Digital, a business unit of Boeing, which we integrated into the business of AccessDM. On November 17, 2004, we acquired certain assets and liabilities of FiberSat. On February 11, 2005, we acquired the Pavilion Theatre through ADM Cinema, our wholly-owned subsidiary. Most recently, in June 2005, we created Christie/AIX, a wholly-owned subsidiary of AccessDM. We may not be able to integrate successfully the acquired businesses and assets into our existing business. We cannot assure you that we will be able to effectively market the services provided by AccessIT SW, AccessDM, Managed Services, AccessIT Satellite, the Pavilion Theatre and Christie/AIX along with our data centers. Further, these new businesses and assets may involve a significant diversion of our management time and resources and be costly. Our acquisition of these businesses and assets also involves the risks that the businesses and assets acquired may prove to be less valuable than we expected and/or that we may assume unknown or unexpected liabilities, costs and problems. In addition, we assumed certain liabilities in connection with these acquisitions and we cannot assure you that we will be able to satisfy adequately such assumed liabilities. Other companies that offer similar products and services may be able to market and sell their products and services more cost-effectively than we can.

IF WE DO NOT MANAGE OUR GROWTH, OUR BUSINESS WILL BE HARMED.

We may not be successful in managing our rapid growth. Since February 2003, we have acquired five businesses and in connection with those acquisitions, we have formed three more subsidiaries. These subsidiaries operate in business areas different from our data center operations business. The number of our employees has grown from 11 in March 2003 to 34 in March 2004 to 93 in March 2005 and to 110 in November 2005. Past growth has placed, and future growth will continue to place, significant challenges on our management and resources, related to the successful integration of the newly acquired businesses. To manage the expected growth of our operations, we will need to improve our existing, and implement new, operational and financial systems, procedures and controls. We may also need to expand our finance, administrative, client services and operations staffs and train and manage our growing employee base effectively. Our current and planned personnel, systems, procedures and controls may not be adequate to support our future operations. Our business, results of operations and financial position will suffer if we do not effectively manage our growth.

SERVICE AND OTHER INTERRUPTIONS COULD POTENTIALLY REDUCE OUR REVENUES AND HARM OUR REPUTATION AND FINANCIAL RESULTS.

Our facilities and our customers' equipment are vulnerable to damage from human error, physical or electronic security breaches, power loss, other facility failures, fire, earthquake, water damage, sabotage, vandalism and similar events. In addition, our customers would be adversely affected by the failure of carriers to provide network access to our facilities as a result of any of these events. Any of these events or other unanticipated problems could interrupt our customers' ability to provide services from our facilities. This could damage our reputation, make it difficult to attract new, and retain existing, customers and cause our customers to terminate their contracts with us and to seek damages. Any of these events could have a material adverse effect on our business, financial position and prospects.

IF WE ARE NOT SUCCESSFUL IN PROTECTING OUR INTELLECTUAL PROPERTY, OUR BUSINESS WILL SUFFER.

We depend heavily on technology to operate our business. Our success depends on protecting our intellectual property, which is one of our most important assets. Although we do not currently hold any copyrights, patents or registered trademarks, we do have intellectual property consisting of:

          o    licensable software products;

          o    rights to certain domain names;

          o    registered service marks on certain names and phrases;

          o    various unregistered trademarks and service marks;

          o    know-how; and

          o    rights to certain logos.


If we do not adequately protect our intellectual property, our business, financial position and results of operations would be harmed. Our means of protecting our intellectual property may not be adequate. Unauthorized parties may attempt to copy aspects of our intellectual property or to obtain and use information that we regard as proprietary. In addition, competitors may be able to devise methods of competing with our business that are not covered by our intellectual property. Our competitors may independently develop similar technology, duplicate our technology or design around any intellectual property that we may obtain.

The success of some of our business operations depends on the proprietary nature of certain software. We do not, however, have any patents with respect to such software. Because there is no patent protection in respect of our software, other companies are not prevented from developing and marketing similar software. We cannot assure you, therefore, that we will not face more competitors or that we can compete effectively against any companies that develop similar software. We also cannot assure you that we can compete effectively or not suffer from pricing pressure with respect to our existing and developing products that could adversely affect our ability to generate revenues.

Although we hold rights to various web domain names, regulatory bodies in the United States and abroad could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. We may be unable to prevent third parties from acquiring domain names that are similar to or diminish the value of our proprietary rights.

WE DEPEND ON RELATIONSHIPS WITH THIRD PARTIES, WHICH, IF NOT MAINTAINED, MAY ADVERSELY AFFECT OUR ABILITY TO PROVIDE SERVICES TO OUR CUSTOMERS.

We are not a communications carrier and, therefore, we rely substantially on third parties to provide our customers with access to voice, data and Internet networks. We must maintain relationships with third-party network providers in order to offer our data center customers access to a choice of networks. Many carriers have their own data center facilities and may be reluctant to provide network services at our data centers. As a result, some carriers may choose not to connect their services to our data centers. We do not own any real property and depend on our ability to negotiate favorable lease terms with the owners of our data center facilities. The use of our IDCs is limited to the extent that we do not extend or renew our leases, in which case we might not be able to accommodate our customers, particularly if we were unable to relocate timely to a comparable facility.

The availability of an adequate supply of electrical power and the infrastructure to deliver that power is critical to our ability to attract and retain customers and achieve profitability. We rely on third parties to provide electrical power to our data centers and cannot be certain that these parties will provide adequate electrical power or that we will have the necessary infrastructure to deliver such power to our customers. If the electrical power delivered to our facilities is inadequate to support our customers' requirements or if delivery is not timely, our results of operations and financial position may be materially and adversely affected.

WE MAY HAVE DIFFICULTY COLLECTING PAYMENTS FROM SOME OF OUR CUSTOMERS AND INCUR COSTS AS A RESULT.

A number of our customers are early stage companies. In addition, many of our customers are telecommunications companies, and many telecommunications companies have been experiencing significant financial difficulties. There is a risk that these companies will experience difficulty paying amounts owed to us, and we might not be able to collect on a timely basis all monies owed to us by some of them. Although we intend to remove customers that do not pay us in a timely manner, we may experience difficulties and costs in collecting from or removing these customers.

WE MAY CONTINUE TO HAVE CUSTOMER CONCENTRATION IN OUR BUSINESS, AND THE LOSS OF ONE OR MORE OF OUR LARGEST CUSTOMERS COULD HAVE A MATERIAL ADVERSE EFFECT ON US.

We expect that we will rely, at least in the near future, upon a limited number of customers for a substantial percentage of our revenues and may continue to have customer concentration company-wide. For our fiscal years ended March 31, 2004 and 2005, our four largest customers accounted for approximately 54% and 40% of our revenues, respectively (our largest customer, KMC Telecom ("KMC"), accounted for approximately 27% and 18%, respectively of our revenues for such fiscal years). Our contract with KMC expires on December 31, 2005. We have received an indication from KMC that they will not renew the contract for the sites that they are currently licensing under the contract. We currently receive monthly revenues of approximately $150,000 from KMC. In addition there are two other large datacenter contracts expiring before July 2006, from which we receive approximately $108,000 per month. We have not received an indication of whether these customers intend to renew. The revenues generated from our IDC business constituted approximately 62% of our total revenue for the fiscal year ended March 31, 2005.

AccessDM generated revenues of $260,000 for the fiscal year ended March 31, 2005, and we anticipate that AccessDM's revenues will grow significantly, although there can be no assurances of this. For the fiscal year ended March 31, 2005, the five largest customers of AccessIT SW accounted for approximately 78% of its revenues (its largest customer, 20th Century Fox, accounted for approximately 35% of its revenues for such period). For the fiscal year ended March 31, 2005, the four largest customers of Managed Services and AccessIT Satellite accounted for approximately 54% and 73% of their respective revenues. A loss of or decrease in business from one or more of our largest customers for any reason could have a material adverse effect on our business, financial position and results of operations.

OUR  SUBSTANTIAL  DEBT  AND  LEASE   OBLIGATIONS   COULD  IMPAIR  OUR  FINANCIAL
FLEXIBILITY AND OUR COMPETITIVE POSITION.

We now have, and will continue to have, significant debt obligations. We have notes payable to third parties with principal amounts aggregating $3.4 million as of September 30, 2005. We also have capital lease obligations covering facilities and equipment with principal amounts aggregating $6.2 million as of September 30, 2005.

These obligations could have important consequences for us, including:

          o limiting our ability to obtain necessary financing in the future and make it more difficult for us to satisfy our lease and debt obligations;

          o requiring us to dedicate a substantial portion of our cash flow to payments on our lease and debt obligations, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other corporate requirements;

          o making us more vulnerable to a downturn in our business and limiting our flexibility to plan for, or react to, changes in our business; and

          o placing us at a competitive disadvantage compared to competitors that might have stronger balance sheets or better access to capital by, for example, limiting our ability to enter into new markets.

If we are unable to meet our lease and debt obligations, we could be forced to restructure or refinance our obligations, to seek additional equity financing or to sell assets, which we may not be able to do on satisfactory terms or at all. As a result, we could default on those obligations.

WE MAY NOT BE ABLE TO GENERATE THE AMOUNT OF CASH NEEDED TO FUND OUR FUTURE OPERATIONS.

Our ability either to make payments on or to refinance our indebtedness, or to fund planned capital expenditures and research and development efforts, will depend on our ability to generate cash in the future. Our ability to generate cash is in part subject to general economic, financial, competitive, regulatory and other factors that are beyond our control.

Based on our current level of operations, we believe our cash flow from operations and available cash financed through the issuance of securities will be adequate to meet our future liquidity needs for at least one year from the date of this prospectus. Significant assumptions underlie this belief, including, among other things, that there will be no material adverse developments in our business, liquidity or capital requirements. If we are unable to service our indebtedness, we will be forced to adopt an alternative strategy that may include actions such as:

          o    reducing capital expenditures;

          o    reducing research and development efforts;

          o    selling assets;

          o    restructuring or refinancing our remaining indebtedness; and

          o    seeking additional funding.

We cannot assure you, however, that our business will generate sufficient cash flow from operations, or that we will be able to make future borrowings in amounts sufficient to enable us to pay the principal and interest on our current indebtedness or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

WE HAVE INCURRED LOSSES SINCE OUR INCEPTION.

We have incurred losses since our inception in March 2000 and have financed our operations principally through equity investments and borrowings. We incurred net losses of $4.8 million and $6.8 million in the fiscal years ended March 31, 2004 and 2005, respectively. We have also incurred a net loss of $11.8 million for the six months ended September 30, 2005. As of September 30, 2005, we had working capital of $10.7 million and cash and cash equivalents of $14.1 million; we had an accumulated deficit of $33.2 million; and, from inception through such date, we had used $10.3 million in cash for operating activities. Our net losses are likely to continue for the foreseeable future.

Our ability to become profitable is dependent upon us achieving a sufficient volume of business from our customers. If we cannot achieve a high enough volume, we likely will incur additional net and operating losses. We may be unable to continue our business as presently conducted unless we obtain funds from additional financings.

Our net losses and negative cash flows may increase as and to the extent that we increase the size of our business operations, increase our sales and marketing activities, enlarge our customer support and professional services and acquire additional businesses. These efforts may prove to be more expensive than we currently anticipate which could further increase our losses. We must significantly increase our revenues in order to become profitable. We cannot reliably predict when, or if, we will become profitable. Even if we achieve profitability, we may not be able to sustain it. If we cannot generate operating income or positive cash flows in the future, we will be unable to meet our working capital requirements.

MANY OF OUR CORPORATE ACTIONS MAY BE CONTROLLED BY OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS; THESE ACTIONS MAY BENEFIT THESE PRINCIPAL STOCKHOLDERS MORE THAN OUR OTHER STOCKHOLDERS.

As of December 19, 2005, our directors, executive officers and principal stockholders beneficially own, directly or indirectly, in the aggregate, approximately 48% of our outstanding common stock. In particular, A. Dale Mayo, our President and Chief Executive Officer, together with his spouse, beneficially hold all 925,811 shares of Class B common stock, and 54,744 shares of Class A common stock which collectively represent approximately 6% of our outstanding common stock, but due to the supervoting Class B common stock, represent approximately 39% of the voting power. These stockholders, and Mr. Mayo himself, will have significant influence over our business affairs, with the ability to control matters requiring approval by our security holders, including elections of directors and approvals of mergers or other business combinations. Our Class B common stock entitles the holder to ten votes per share. The shares of Class A common stock have one vote per share. Also, certain corporate actions directed by our officers may not necessarily inure to the proportional benefit of other stockholders of our company; under his employment agreement, for example, Mr. Mayo is entitled to receive cash bonuses based on our revenues, regardless of our earnings, if any.

OUR SUCCESS WILL SIGNIFICANTLY DEPEND ON OUR ABILITY TO HIRE AND RETAIN KEY PERSONNEL.

Our success will depend in significant part upon the continued services of our key technical, sales and senior management personnel. If we lose one or more of our key employees, we may not be able to find a suitable replacement(s) and our business and results of operations could be adversely affected. In particular, our performance depends significantly upon the continued service of A. Dale Mayo, our President and Chief Executive Officer, whose experience and relationships in the movie theater industry are integral to our business, particularly in the business areas of AccessIT SW, AccessDM and Christie/AIX. Although we have obtained two $5.0 million key-man life insurance policies in respect of Mr. Mayo, the loss of his services would have a material and adverse effect on our business, operations and prospects. Each policy carries a death benefit of $5.0 million, and while we are the beneficiary of each policy, under one of the policies the proceeds will be used to repurchase, after reimbursement of all premiums paid by us some, or all, of the shares of our capital stock held by Mr. Mayo's estate at the then-determined fair market value. We also rely on the experience and expertise of Russell J. Wintner, AccessDM's President and Chief Operating Officer, the two co-founders of AccessIT SW, David Gajda and Robert Jackovich, Charles Goldwater, Christie/AIX's President and Chief Operating Officer, and Ravi Patel, AccessIT Satellite's President and Chief Operating Officer. In addition, our future success will depend upon our ability to hire, train, integrate and retain qualified new employees.

WE MAY BE SUBJECT TO ENVIRONMENTAL RISKS RELATING TO THE ON-SITE STORAGE OF DIESEL FUEL AND BATTERIES.

Our data centers contain tanks for the storage of diesel fuel for our generators and significant quantities of lead acid batteries used to provide back-up power generation for uninterrupted operation of our customers' equipment. We cannot assure you that our systems will be free from leaks or that use of our systems will not result in spills. Any leak or spill, depending on such factors as the nature and quantity of the materials involved and the environmental setting, could result in interruptions to our operations and the incurrence of significant costs; particularly to the extent we incur liability under applicable environmental laws. This could have a material adverse effect on our business, financial position and results of operations.

                         RISKS RELATING TO THE OFFERING

THE LIQUIDITY OF OUR CLASS A COMMON STOCK IS UNCERTAIN; THE LIMITED TRADING VOLUME OF OUR CLASS A COMMON STOCK MAY DEPRESS THE PRICE OF SUCH STOCK OR CAUSE IT TO FLUCTUATE SIGNIFICANTLY.

Although shares of our Class A common stock are listed on the American Stock Exchange (the "AMEX"), there has been a limited public market for our Class A common stock and there can be no assurance that an active trading market for our Class A common stock will develop. As a result, you may not be able to sell your shares of Class A common stock in short time periods, or possibly at all. The absence of an active trading market may cause the price per share of our Class A common stock to fluctuate significantly.

SUBSTANTIAL RESALES OR FUTURE ISSUANCES OF OUR CLASS A COMMON STOCK COULD DEPRESS OUR STOCK PRICE.

The market price for our Class A common stock could decline, perhaps significantly, as a result of resales or issuances of a large number of shares of Class A common stock in the public market or even the perception that such resales or issuances could occur, including resales of the shares being registered hereunder pursuant to the registration statement of which this prospectus is a part. In addition, we have outstanding a substantial number of options, warrants and other securities convertible into shares of our Class A common stock that may be exercised in the future. Certain holders of these warrants and convertible securities, as well as holders of our outstanding shares of Class A common stock, have piggy-back registration rights and the holder of shares of Class A common stock issuable in exchange for its shares of preferred stock and certain warrants has demand and piggy-back registration rights. These factors could also make it more difficult for us to raise funds through future offerings of our equity securities.

YOU WILL INCUR SUBSTANTIAL DILUTION AS A RESULT OF CERTAIN FUTURE EQUITY ISSUANCES.

We have a substantial number of options, warrants and other securities currently outstanding which may be immediately converted into shares of our Class A common stock. To the extent that these options, warrants or similar securities are exercised or converted, or to the extent we issue additional shares of our Class A common stock in the future, as the case may be, there will be further dilution to holders of shares of our Class A common stock.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND DELAWARE LAW COULD MAKE IT MORE DIFFICULT FOR A THIRD PARTY TO ACQUIRE US.

Provisions of our certificate of incorporation, as well as of Section 203 of the Delaware General Corporation Law (the "DGCL") could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our stockholders.

Our certificate of incorporation authorizes the issuance of 15,000,000 shares of preferred stock. The terms of our preferred stock may be fixed by the company's board of directors without further stockholder action. The terms of any outstanding series or class of preferred stock may include priority claims to assets and dividends and special voting rights, which could adversely affect the rights of holders of our Class A common stock. Any future issuance(s) of preferred stock could make the takeover of the company more difficult, discourage unsolicited bids for control of the company in which our stockholders could receive premiums for their shares, dilute or subordinate the rights of holders of Class A common stock and adversely affect the trading price of our Class A common stock.

Under Section 203 of the DGCL, Delaware corporations whose securities are listed on a national securities exchange, like the AMEX, may not engage in business combinations such as mergers or acquisitions with any interested stockholders, defined as an entity or person beneficially owning 15% or more of our outstanding common stock without obtaining certain prior approvals. As a result of the application of Section 203, potential acquirers of the company may be discouraged from attempting to effect an acquisition transaction with the company, thereby depriving holders of the company's securities of opportunities to sell or otherwise dispose of the securities at prices above prevailing market prices.

WE MAY NOT BE ABLE TO MAINTAIN LISTING ON THE AMEX, WHICH MAY ADVERSELY AFFECT THE ABILITY OF PURCHASERS IN THIS OFFERING TO RESELL THEIR SECURITIES IN THE SECONDARY MARKET.

Our Class A common stock is presently listed on the AMEX. However, we cannot assure you that the company will meet the criteria for continued listing on the AMEX. If the company is unable to meet the continued listing criteria of the AMEX and became delisted, trading of the Class A common stock could thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or, if available, the NASD's Electronic Bulletin Board. In such case, an investor would likely find it more difficult to dispose of, or to obtain accurate market quotations for, the company's securities.

If the shares of Class A common stock were delisted from the AMEX, they may become subject to Rule 15g-9 under the Exchange Act, which imposes sales practice requirements on broker-dealers that sell such securities to persons other than established customers and "accredited investors." Application of this Rule could adversely affect the ability and/or willingness of broker-dealers to sell the company's securities and may adversely affect the ability of purchasers in this offering to resell their securities in the secondary market.



                                 USE OF PROCEEDS


We expect to use the net proceeds from the sale of our Class A common stock, preferred stock, warrants or any combination thereof, as further specified in the accompanying prospectus supplement, for the purchase, installation and maintenance of digital cinema projection systems by Christie/AIX, in connection with our rollout plan to deploy digital cinema systems nationwide, as part of an effort to advance the movie industry's transition to digital cinema, and for general working capital and corporate purposes, including, from time to time, extinguishment of corporate debt and acquisitions in line with our corporate business plan as previously described. Pending use of the net proceeds, we may invest them in interest-bearing, investment-grade securities.



                          DESCRIPTION OF CAPITAL STOCK


The following summary description of our capital stock is not intended to be complete and is subject, and qualified in its entirety by reference, to our amended and restated certificate of incorporation and our bylaws.

GENERAL

We have authorized capital stock consisting of 80,000,000 shares of common stock, par value $0.001 per share, and 15,000,000 shares of preferred stock, par value $0.001 per share.

Holders of a majority of our outstanding shares of capital stock present or represented by proxy at any meeting of our stockholders constitute a quorum. If a quorum exists, holders of a majority of the voting power of the shares of capital stock present at the meeting may generally approve matters coming before any stockholders meeting. The affirmative vote of the holders of a majority of the voting power of the outstanding shares of our capital stock is required to approve significant corporate transactions, including a liquidation, merger or sale of substantially all of our assets.

COMMON STOCK

As of December 19, 2005 we had 40,000,000 shares designated as Class A common stock and 15,000,000 designated as Class B common stock, had 14,608,896 shares of Class A common stock outstanding and owned by 136 record holders, had reserved for issuance 2,341,246 shares of Class A common stock with respect to stock options and outstanding warrants and had 925,811 shares of Class B common stock outstanding and beneficially owned by 2 holders.

VOTING RIGHTS. Holders of our common stock are entitled to the following vote(s) per share on all matters submitted to a vote of our stockholders: the Class A common stock, one vote per share; and the Class B common stock, ten votes per share. The holders of our outstanding shares of common stock vote together as a single class on all matters submitted to a vote (or consent) of our stockholders.

CONVERSION. Each outstanding share of Class B common stock may be converted into one share of Class A common stock at any time, and from time to time, at the option of the holder of such share.

DIVIDENDS; LIQUIDATION; PREEMPTIVE RIGHTS. Holders of our common stock are entitled to receive dividends only if, as and when declared by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding-up, holders of our common stock are entitled, subject to any priorities due to any holders of our preferred stock, ratably to share in all assets remaining after payment of our liabilities. Holders of our common stock have no preemptive rights nor, except with respect to the conversion rights of the Class B common stockholder described above, any other rights to subscribe for shares or securities convertible into or exchangeable for shares of our common stock.

Our Class A Common Stock is traded on the American Stock Exchange under the symbol "AIX".

PREFERRED STOCK

Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 15,000,000 shares of our preferred stock, in one or more series. As of December 19, 2005, there were no preferred shares issued or outstanding. Each such series of preferred stock will have such number of shares, designations, preferences, powers and qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with the possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

TERMS. The specific terms of any preferred stock being offered will be described in the prospectus supplement relating to that preferred stock. The following summaries of the provisions of the preferred stock are subject to, and are qualified in their entirety by reference to, the certificate of designation relating to the particular class or series of preferred stock offered with that prospectus supplement for specific terms, including:

     o    the designation of the preferred stock

     o the number of shares of the preferred being offered, the liquidation preference per share and the offering price of the preferred stock;

     o the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating these items applicable to the preferred stock;

     o the place or places where dividends will be paid, whether dividends will be cumulative or noncumulative, and, if cumulative, the date from which dividends on the preferred stock will accumulate, if applicable;

     o    the procedures for any action and remarketing of the preferred stock;

     o    the provision of a sinking fund, if any, for the preferred stock;

     o    the provision for redemption, if applicable, of the preferred stock;

     o    any listing of the preferred stock on any securities exchange;

     o the terms and conditions, if applicable, upon which the preferred stock will be convertible into or exchangeable for Class A common stock, and whether at our option or the option of the holder;

     o whether the preferred stock will rank senior or junior to or on a parity with any other class or series of preferred stock;

     o    the voting rights, if any, of the preferred stock;

     o    any  other  specific  terms,  preferences,   rights,   limitations  or
          restrictions of the preferred stock; and

     o a discussion of the United States federal income tax considerations applicable to the preferred stock.



                             DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of preferred stock, Class A common stock or any combination thereof. Warrants may be issued independently or together with any other securities offered in an applicable prospectus supplement and may be attached to or separate from such securities. Warrants may be issued under warrant agreements (each, a "warrant agreement") to be entered into between us and a warrant agent specified in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants of a particular series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. The following sets forth certain general terms and provisions of warrants which may be offered. Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.


TERMS. The prospectus supplement relating to a particular issue of warrants for the purchase of Class A common stock or preferred stock will describe the terms of the warrants, including the following:

     o    the title of the warrants;

     o    the offering price for the warrants, if any;

     o    the aggregate number of the warrants;

     o the designation and terms of the Class A common stock or preferred stock that may be purchased upon exercise of the warrants;

     o if applicable, the designation and terms of the securities that the warrants are issued with and the number of warrants issued with each security;

     o if applicable, the date from and after which the warrants and any securities issued with the warrants will be separately transferable;

     o the number of shares of Class A common stock or preferred stock that may be purchased upon exercise of a warrant and the price at which such shares may be purchased upon exercise;

     o the dates on which the right to exercise the warrants will commence and expire;

     o if applicable, the minimum or maximum amount of the warrants that may be exercised at any one time;

     o the currency or currency units in which the offering price, if any, and the exercise price are payable;

     o if applicable, a discussion of material United States federal income tax considerations;

     o    the antidilution provisions of the warrants, if any;

     o    the redemption or call provisions, if any, applicable to the warrants;
          and

     o any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

EXERCISE OF WARRANTS

Each warrant will entitle the holder of warrants to purchase for cash the amount of shares of preferred stock or shares of Class A common stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date the unexercised warrants will become void.

Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the shares of preferred stock or shares of Class A common stock purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.



                              PLAN OF DISTRIBUTION


We may sell the securities offered by this prospectus in one or more transactions from time to time:

     o    to or through underwriters;

     o    through dealers, agents or institutional investors;

     o    directly to purchasers; or

     o    through a combination of these methods.

We may sell the securities at a fixed price or prices that may change, at prevailing market prices, at prices relating to prevailing market prices or at negotiated prices. Each time we sell securities in a particular offering, we will provide a prospectus supplement or, if required, amend this prospectus, to disclose the following information with respect to that offering:

     o the material terms of the distribution, including the number of shares and the consideration paid;

     o the identity of any underwriters, dealers, agents or purchasers that will purchase the securities;

     o the amount of any compensation, discounts or commissions to be received by underwriters, dealers or agents;

     o the purchase price of the securities being offered and the proceeds we will receive from the sale;

     o the nature of any transactions by underwriters, dealers or agents during the offering that are intended to stabilize or maintain the market price of our securities; and

     o    the terms of any indemnification provisions.

Underwriters, dealers, agents or other purchasers may sell the securities at a fixed price or prices that may change, at prices set at or relative to prevailing market prices or at negotiated prices.

We may directly solicit offers to purchase securities and we may make sales of securities directly to institutional investors or others in jurisdictions where we are authorized to do so.

UNDERWRITERS

We may sell all or a portion of the securities offered by this prospectus in one or more transactions to or through underwriters, who may sell the securities to or through dealers. In connection with the sale of our securities, underwriters, dealers or agents may receive compensation from us, or from the purchasers of the securities for whom they may act as agents, in the form of underwriting discounts, concessions or commissions and may also receive commissions from the purchasers for whom they may act as agents. Underwriters, dealers, agents or purchasers that participate in the distribution of the securities, and any broker-dealers or the persons acting on behalf of parties that participate in the distribution of the securities, are underwriters under the Securities Act of 1933, or the Securities Act. Any discounts or commissions they receive and any profit on the resale of the securities they receive constitute underwriting discounts and commissions under the Securities Act. Any person deemed to be an underwriter under the Securities Act may be subject to statutory liabilities, including those under Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Only underwriters named in the amended or supplemented prospectus, if any, will be underwriters of the securities offered through that amended prospectus. Any underwriters used in an offering may resell the securities from time to time in one or more transactions, at a fixed public offering price or at varying prices determined at the time of sale. We may offer the securities to the public through underwriting syndicates represented by managing underwriters without a syndicate. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may change from time to time.

AGENTS; DIRECT SALES

We may designate agents to distribute the securities offered by this prospectus. Unless the applicable prospectus supplement states otherwise, any such agent will act on a best-efforts basis for the period of appointment. We may authorize dealers or other persons acting as our respective agents to solicit offers by institutional investors to purchase the securities from us under contracts that provide for payment and delivery on a future date. We may enter into agreements directly with purchasers that provide for the sale of securities over a period of time by means of draw-downs at our election, which the purchaser would be obligated to accept under specified conditions. Under a draw-down agreement, we may sell securities at a per share purchase price discounted from the market price of our securities. We may also enter into agreements for sales of securities based on combinations of or variations from these methods. We will describe in the applicable prospectus supplement the terms and conditions of any such agreements and any related commissions we will pay. Agents and underwriters may also engage in transactions with us, or perform services for us in the ordinary course of business.

STABILIZATION ACTIVITIES

In connection with a firm commitment underwritten offering of our securities, underwriters and purchasers that are deemed to be underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. For example, they may:

     o over-allot in connection with the offering, creating a syndicate short position for their own account;

     o bid for and purchase our securities in the open market to cover short positions or to stabilize the price of the securities; or

     o reclaim selling concessions allowed for distributing the securities in the offering if the underwriters repurchase previously distributed securities in transactions to cover short positions, stabilization transactions or otherwise.

Any of these activities may stabilize or maintain the market price above independent market levels. These activities may be conducted only in conjunction with a firm commitment underwritten offering. Underwriters are not required to engage in these activities and may terminate any such activity at any time. In engaging in any such activities, underwriters will be subject to the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations under those acts. Regulation M under the Securities Act, for example, may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities, and the anti-manipulation rules under the Exchange Act may also apply to market sales of the securities. These provisions may affect the marketability of the securities and the ability of any person to engage in market-making activities with respect to the securities.

INDEMNIFICATION

We may agree to indemnify underwriters, dealers, agents or other purchasers against civil liabilities they may incur in connection with the offer and sale of the securities offered by this prospectus, including liabilities under the Securities Act. We may also agree to contribute to payments that these persons may be required to make with respect to these liabilities.


                                  LEGAL MATTERS

         Unless otherwise indicated in the applicable prospectus supplement, the validity of the offered securities will be passed on for us by Kelley Drye & Warren LLP of New York, New York.


                                     EXPERTS

         The consolidated financial statements of AccessIT at March 31, 2004 and for the fiscal year ended March 31, 2004 incorporated by reference into this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

         The consolidated financial statements of AccessIT at March 31, 2005 and for the fiscal year ended March 31, 2005 incorporated by reference into this prospectus have been so incorporated in reliance on the report of Eisner LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


           INDEMNIFICATION AGAINST LIABILITY UNDER THE SECURITIES ACT

         We are permitted to indemnify to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Company who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

         A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or liability is expressly prohibited by the Delaware General Corporation Law as in effect at the time of the alleged breach of duty by such director.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to any arrangement, provision or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                TABLE OF CONTENTS


                                                                            PAGE
About this prospectus.....................................................     1
Where you can find more information.......................................     1
Incorporation of certain documents by reference...........................     1
Forward looking statements................................................     2
Prospectus summary........................................................     4
Risk factors..............................................................     9
Use of proceeds...........................................................    16
Description of capital stock..............................................    16
Description of warrants...................................................    17
Plan of distribution......................................................    18
Legal matters.............................................................    20
Experts...................................................................    20
Indemnification against liability under the Securities Act................    20

                                 $75,000,000.00

                              Class A Common Stock
                                 Preferred Stock
                                    Warrants

                                   PROSPECTUS

                               ____________ __, 200_

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                  The following table presents the costs and expenses, payable by us in connection with the sale of securities being registered under this registration statement. All amounts are estimates except for the SEC registration fee and the AMEX listing fee.

        SEC registration fee                                $    8,025
        Printing expenses                                            0
        Legal fees and expenses                                 20,000
        Accounting fees and expenses                            20,000
        AMEX listing fee                                             0
        Miscellaneous fees and expenses                            975
        Total:                                                 $49,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

               We are permitted to indemnify to the fullest extent now or hereafter permitted by law, each director, officer or other authorized representative of the Company who was or is made a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was an authorized representative of the Company, against all expenses (including attorneys' fees and disbursements), judgments, fines (including excise taxes and penalties) and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding.

               A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however that this provision shall not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the Delaware General Corporation Law ("DGCL") as in effect at the time of the alleged breach of duty by such director.

               The amended and restated certificate of incorporation and the bylaws of the registrant provide that the registrant shall indemnify its officers, directors and certain others to the fullest extent permitted by the DGCL. Section 145 of the DGCL, provides in pertinent part as follows:

               (a) A corporation  may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

               (b) A corporation  may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

               (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

               (d) Any indemnification under subsections (a) and (b) of this Section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in subsections (a) and (b) of this Section. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

               (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

               (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this Section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

               (g) A corporation shall have power to purchase and maintain insurance on behalf of any person, who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this Section.

               (h) For purposes of this Section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

               (i) For purposes of this Section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent of the corporation, which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Section.

               (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this Section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

               As permitted by Section 102(b)(7) of the DGCL, the registrant's fourth amended and restated certificate of incorporation eliminates the personal liability of each of the registrant's directors to the registrant and its stockholders for monetary damages for breaches of his or her fiduciary duties as a director except that the fourth amended and restated certificate of incorporation does not eliminate or limit the liability of a director to the extent that such elimination or limitation of liability is expressly prohibited by the DGCL as in effect at the time of the alleged breach of duty by such director.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The exhibits listed in the following table have been filed as part of this registration statement.

EXHIBIT
NUMBER                DESCRIPTION OF DOCUMENT

1.1       --    Underwriting Agreement.*
5.1       --    Opinion of Kelley Drye & Warren LLP. **
23.1      --    Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1).**
23.2      --    Consent of PricewaterhouseCoopers LLP.**
23.3      --    Consent of Eisner LLP.**
24.1      --    Powers of Attorney (included on signature page).**

* To be filed by amendment or filed pursuant to a Current Report on Form 8-K and incorporated by reference.
** Filed herewith.


     (b)  Financial Statement Schedules

     All schedules are omitted as the required information is inapplicable or the information is presented in the Consolidated Financial Statements or Notes thereto.

ITEM 17. UNDERTAKINGS

         UNDERTAKINGS REQUIRED BY REGULATION S-B, ITEM 512(A).

                  The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:


                           (i) include any prospectus required by Section 10(a)(3) of the Securities Act;


                           (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered  would  not  exceed  that  which was
                                    registered)  and any deviation  from the low
                                    or  high  end  of  the   estimated   maximum
                                    offering  range may be reflected in the form
                                    of  prospectus  filed  with  the  Commission
                                    pursuant   to  Rule   424(b)   if,   in  the
                                    aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) include any additional or changed material information on the plan of distribution;

                           provided,   however,   that   paragraphs   (a)(1)(i),
                           (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                  (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                  (4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

                           (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

                           (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

                           (iii) the portion of any free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

                           (iv)     any other  communication that is an offer in
                                    the   offering   made  by  the   undersigned
                                    registrant to the purchaser.


         UNDERTAKING REQUIRED BY REGULATION S-B, ITEM 512(E).

               Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers and controlling persons of the registrant pursuant to any arrangement, provision or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         UNDERTAKINGS REQUIRED BY REGULATION S-B, ITEM 512(f).

               The undersigned registrant hereby undertakes that:

               (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the SEC declared it effective.

               (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement for the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering of these securities.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 for the sale of securities and authorized this Form S-3 registration statement to be signed on its behalf by the undersigned, in the City of Morristown, State of New Jersey, on the 20th day of December, 2005.

                              ACCESS INTEGRATED TECHNOLOGIES, INC.


                              By: /s/ A. Dale Mayo
                                 -----------------------------------------------
                                  A. Dale Mayo
                                  President and Chief Executive Officer

        KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints A. Dale Mayo and Gary S. Loffredo, and each of them individually, his true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments to the registration statement (which includes any additional registration statement under Rule 462(b)) together with all schedules and exhibits thereto, (ii) act on, sign and file with the Securities and Exchange Commission any and all exhibits to the registration statement and any and all exhibits and schedules thereto, (iii) act on, sign and file any and all such certificates, applications, registration statements, notices, reports, instruments, agreements and other documents necessary or appropriate in connection with the registration or qualification under foreign and state securities laws of the securities described in the registration statement or any amendment thereto, or obtain an exemption therefrom, in connection with the offerings described therein and (iv) take any and all such actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them individually, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, and hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact, any of them or any of his or her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE(S)                                     TITLE(S)                             DATE

/s/ A. Dale Mayo                              President, Chief Executive Officer and           December 20, 2005
-----------------------------------------
A. Dale Mayo                                  Chairman of the Board of Directors
                                              (Principal Executive Officer)
/s/ Kevin J. Farrell                          Senior Vice President -- Data Center             December 20, 2005
-----------------------------------------
Kevin J. Farrell                              Operations and Director

/s/ Brett E. Marks                            Senior Vice President -- Business Development    December 20, 2005
-----------------------------------------
Brett E. Marks                                and Director

/s/ Gary S. Loffredo                          Senior Vice President -- Business Affairs,       December 20, 2005
-----------------------------------------
Gary S. Loffredo                              General Counsel, Secretary and Director

/s/ Brian D. Pflug                            Senior Vice President -- Accounting and Finance  December 20, 2005
-----------------------------------------
Brian D. Pflug                                (Principal Financial and Accounting Officer)

/s/ Robert Davidoff                           Director                                         December 20, 2005
-----------------------------------------
Robert Davidoff

/s/ Wayne L. Clevenger                        Director                                         December 20, 2005
-----------------------------------------
Wayne L. Clevenger

/s/ Matthew W. Finlay                         Director                                         December 20, 2005
-----------------------------------------
Matthew W. Finlay

/s/ Gerald C. Crotty                          Director                                         December 20, 2005
-----------------------------------------
Gerald C. Crotty

                                INDEX TO EXHIBITS

EXHIBIT
NUMBER                DESCRIPTION OF DOCUMENT



5.1         --     Opinion of Kelley Drye & Warren LLP
23.1        --     Consent of Kelley Drye & Warren LLP (included in Exhibit 5.1)
23.2        --     Consent of PricewaterhouseCoopers LLP
23.3        --     Consent of Eisner LLP
24.1        --     Powers of Attorney (included on signature page)